Exhibit 10.1

JOINT VENTURE AGREEMENT

This Contract is made and entered into on 30 April, 2010, by and between EL MANIEL INTERNATIONAL INC (“EMLL”) and FUNDS HUNTERS LLC (“FH”), respectively.

WHEREAS FUNDS HUNTERS LLC of 580 FIFTH AVENUE, SUITE 211A, NEW YORK, NEW YORK 10036, USA is the owner of valuable Stamp Collection, currently valued at approximately US$4.5 million and housed in the aforesaid address in New York, USA.

WHEREAS EL MANIEL INTERNATIONAL INC of 13520 ORIENTAL ST, ROCKVILLE, MD 20853, USA is desirous of acquiring the aforesaid Stamp Collection;

WHEREAS FUNDS HUNTERS LLC is desirous of placing his asset into a US Bulletin Board Company;

NOW THEREFORE the Parties hereby agree to enter into a JOINT VENTURE as set out per the terms infra:

EMLL shall tender the sum of $10,000.00 to FUNDS HUNTERS LLC for the purpose of preliminary expenses. All such expenses shall be reviewed and approved by EMLL. Of the $10,000.00, $5,000.00 shall be deposited into FUNDS HUNTERS LLC’s account directly, and $5,000.00 are to be deposited into NEWCO account.

FUNDS HUNTERS LLC shall engage a qualified valuer to give a complete appraisal and/or valuation of all the current inventories estimated at US$4.5 million whereof any applicable fees thereto will derive from the US$10,000.00 preliminary expenses fund. Additionally, representative(s) of EMLL shall visit the situs of the stamp assets to visually sight, inspect and verify the Stamp Collection and the property. The list of Stamp Collection inventories and the appraisal report shall form part of this Joint Venture Agreement and annexed herewith as APPENDIX 1 and APPENDIX 2 respectively.

FUNDS HUNTERS LLC shall place all its interests and title of the Stamp Collection into the name of NEWCO.

EMLL shall tender to Funds Hunters LLC, a New York entity 1,000,000 common restricted shares of EMLL in pari passu.

NAME: All elements of this Joint Ventureship are to be conducted under the name of NEWCO. NEWCO shall be a divided interest, with EMLL controlling 70%, and FUNDS HUNTERS LLC controlling 30%. All Profits and Losses are to follow the same division. NEWCO is to be a 100% wholly owned subsidiary of EMLL, and shall be listed and reported as such on their public filings from this date forward.

CAPITAL AND INTERESTS: EMLL shall set up a new entity, NEWCO, which shall be the vehicle of this Joint Venture relationship. All profits and bookables of the Stamp Collection up to the signing of this contract shall now come solely and exclusively to the name of NEWCO.

1.	VOTING – The Board of Directors of Newco shall consist of 2 members appointed by EMLL and 1 member appointed by FUNDS HUNTERS LLC.

2.
BANK ACCOUNTS –The bank accounts will be opened for the NEWCO with joint signatories from FUND HUNTERS LLC and EMLL respectively. All receivables from the sales proceeds of the Stamp Collection inventories must be deposited into this account.

3.
DUTIES & CONTROL: The joint venturers shall provide their services and best efforts on behalf of the joint venturership. All further licenses or contracts related to the Stamp Collection shall be issued in the name of NEWCO. FUND HUNTERS LLC shall be engaged as a consultant to manage the day to day operations of NEWCO.

4.
ACCOUNTING: The investment and all transactions completed in the operation of the business are to be recorded in books of account in accordance with accepted accounting procedures. These books are to be open for the inspection of each Joint Venturer at all times. At the end of each year, the joint venturership shall make a complete account of its assets and liabilities. If, after allowances are made for debts, current liabilities and working capital needs, there are profits remaining, those profits shall be considered "net profits" for the purpose of distribution, and shall be distributed evenly to both Joint Venturers. In the event debts, current liabilities, and working capital needs exceed available assets, the joint venturers will make capital contributions sufficient to eliminate the deficiency.

5.	DURATION: The said joint venturership is to continue for a perpetual period until terminated by mutual agreement in writing.

6.
TERMINATION: At the conclusion of this contract, unless it is mutually agreed to continue the operation of the business under a new contract, the assets of the joint venturership, after all liabilities are paid, are to be divided in the same proportion that profits are shared.

7.
RIGHTS AND DUTIES OF THE JOINT VENTURERS: Any Joint Venturer shall have complete authority and discretion in the management and control of the business of the Joint Venture for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture. At such, any action taken shall constitute the act of, and serve to bind, the Joint Venture. He shall manage and control the affairs of the Joint Venture to the best of its ability and shall use its best efforts to carry out the business of the Joint Venture.

8.
AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES OF THE JOINT VENTURERS: Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

9.
OTHER BUSINESS OF THE PARTIES TO THIS AGREEMENT: The parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Partnership business, such business interests shall not be deemed wrongful or improper.

10.	LIMITATIONS ON JOINT VENTURERS’ POWERS: No partner shall, without the consent of the other joint venturers:

a.
Borrow money in the firm name for firm purposes, utilize collateral owned by the joint venturership as security for such loans, nor enter into any contract in amounts greater than One Thousand Pounds on behalf of the joint venturership;

b.
Assign, transfer, pledge, compromise or release any of the claims of or debts due the jointventurership except upon payment in full, or arbitrate or consent to the arbitration of any of the disputes or controversies of the joint venturership;

c.
Make, execute or deliver any assignment for the benefit of creditors or any bond, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond, or contract to sell or contract of sale of all or substantially all the property of the joint ventureship;

d.	Lease or mortgage any joint ventureship real estate or any interest therein or enter into any contract for any such purpose;

e.	Pledge or hypothecate or in any manner transfer his interest in the joint ventureship, except to the other party of this agreement;

f.	Become a surety, guarantor, or accommodation party to any obligation.

11.
WITHDRAWAL: Any partner may withdraw from the joint ventureship upon 60 days prior notice to the other partner. However, the Joint ventureship has first right of refusal, meaning that the withdrawing partner may only sell his shares back to the joint ventureship, and not any 3rd party, unless express written authorization by the remaining joint venturers is given.

12.
NON-COMPETE AGREEMENT:  A partner who retires or withdraws from the joint ventureship shall not directly or indirectly engage in any activity which directly competes with any endeavor with the recognized goals of this joint ventureship.

13.
INDEMNIFICATION OF THE JOINT VENTURERS:  The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it connection with the Joint Venture.

14.
ARBITRATION:  Any controversy or claim arising out of or relating to this contract or breach thereof, all joint venturers agree that the dispute shall be settled by either mediation or arbitration by a mutually selected attorney whose offices are within 100 km of Philadelphia. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

15.	GOVERNING LAW: The Joint Venturers agree that in any dispute, claim or Controversy concerning this Agreement, the laws of the state of Maryland shall apply.

16.
On the date of exchange, EMLL shall deposit the sum of US$5,000.00 for the expenses noted supra to the account given by Funds Hunters LLC and the balance of US$5,000.00 shall be deposited into NEWCO thereafter.

In Witness Whereof, the joint venturers have executed this agreement on the date above written.

/s/Khoo Hsiang Hun	/s/ Rick Hoisington
Khoo Hsiang Hun, Dir on behalf of	Rick Hoisington, on behalf of
EL MANIEL INTERNATIONAL INC	FUNDS HUNTERS LLC

APPENDIX 2 – STAMP COLLECTION APPRAISAL REPORT